EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS REPORTS RECORD FIRST QUARTER EARNINGS

EARNINGS PER SHARE UP 35% TO $0.23

Processing Volume Grows over 18%, Operating Income Up 36%

Princeton, NJ – May 1, 2008 – Heartland Payment Systems, Inc. (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll, check management and payment services, today announced record first quarter net income of $9.0 million and fully diluted earnings per share of $0.23.

Highlights for the First Quarter include:

•	Net income up 31% from the first quarter of 2007

•	Transaction processing volume of $13.2 billion, up 18.3%

•	New margin installed increased by 17.4%

•	Net Revenue up 19.9%, with payroll revenues advancing 41%

•	Total period end merchants up 15.1% to 165,900

•	Operating margin on net revenue of 17.7%, an improvement of 210 basis points from the first quarter of last year

Robert Carr, Chairman and CEO, said, “Our record first quarter is a reflection of the momentum in our core business built on our strong value proposition, our focus on improving efficiency through technology investments, and solid progress from our new growth initiatives. The key to our success is the sustained growth and increasing success of our team of relationship managers, which this quarter grew to 1,191. We are clearly facing a difficult economy, which limited same store sales growth in the quarter to only 0.6%, with our restaurant segment declining by 0.4%. Notwithstanding this environment, our relationship managers increased new margin installed by 17.4% over the first quarter of last year. At the same time, we continue to exploit the advantages of our own platform; in the first quarter, 84.7% of new merchants installed and 81% of total transactions were on HPS Exchange. By driving an increasing proportion of transactions onto our proprietary platforms, our operating margin on net revenue increased by 210 basis points from the first quarter of 2007. Our “Fair Deal” philosophy, competitive products, superior technology and dedicated sales organization are sustaining our growth while delivering value to our expanding international base of merchants.”

-more-

Total revenues in the first quarter were $340 million, an increase of 19.5% compared to $284 million in the first quarter of 2007. Card processing volume for the three months ended March 31, 2008 increased 18.3% to $13.2 billion from $11.2 billion during the same period in 2007. The Company’s active bank card merchant count rose to 158,900 at March 31, 2008, a 14.2% increase over the past twelve months. Transaction processing volume and net revenue growth continue to benefit from the installation of larger and more profitable merchants onto our platform.

Mr. Carr continued, “We are making good progress on many of this year’s exciting new growth initiatives. Our Collective POS acquisition for the first time expands our sales and processing capabilities across borders, into the Canadian market. We are pleased to announce that we have just signed an acquiring agreement with Discover, so that our merchants’ Discover card processing will be consolidated with Visa and MasterCard. Development work to integrate Discover and American Express on our card transaction processing platform remains on schedule. Also, our payroll, remote deposit, and campus card programs are all showing the market opportunity we believe offers significant growth potential. To build value for our shareholders, we are making strategic investments which broaden our functionality, capabilities, and applications to expand the Heartland brand throughout the merchant processing market.”

FULL YEAR 2008 GUIDANCE:

The Company is affirming guidance for fiscal 2008. For the year, we expect net revenue (total revenues less interchange, dues and assessments) to grow by 16% - 18%; operating income as a percentage of net revenue to be 20% - 21%; and earnings per share of $1.13 - $1.17.

DIVIDEND:

The Company also announced that the Board of Directors has declared a second quarter dividend of $0.09 per common share. The dividend is payable to shareholders of record on May 23, 2008 and will be paid on June 15, 2008.

Conference Call:

Heartland Payment Systems, Inc. will host a conference call on May 1, 2008 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company’s website. To access the call, please visit the Investor Relations portion of the Company’s website at: www.heartlandpaymentsystems.com. You may also participate by calling 610-228-2110 to request the dial-in information for the conference call.

The webcast will be archived on the Company’s website within two hours of the live call and will remain available through Friday, May 30, 2008.

About Heartland Payment Systems

Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll, check management and payment solutions to more than 165,000 small and mid-sized businesses nationwide.

Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.

Forward-looking Statements

This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10- K for the year ended December 31, 2007. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-642-8253

Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Total Revenues	$339,619	$284,212

Costs of Services:
Interchange	245,277	205,337
Dues and assessments	12,342	10,459
Processing and servicing	36,929	31,330
Customer acquisition costs	11,450	10,391
Depreciation and amortization	1,910	1,724

Total costs of services	307,908	259,241
General and administrative	17,174	14,299

Total expenses	325,082	273,540

Income from operations	14,537	10,672

Other income (expense):
Interest income	300	459
Interest expense	(346)	(112)
Loss on investment	(103)	—
Other, net	23	(95)

Total other income (expense)	(126)	252

Income before income taxes	14,411	10,924
Provision for income taxes	5,434	4,072

Net income	$8,977	$6,852

Net income	$8,977	$6,852

Other comprehensive income, net of tax:
Unrealized gains on investments	21	3
Foreign currency translation adjustment	(259)	—

Comprehensive income	$8,739	$6,855

Earnings per common share:
Basic	$0.24	$0.18
Diluted	$0.23	$0.17
Weighted average number of common shares outstanding:
Basic	37,542	37,507
Diluted	38,863	39,971

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$32,501	$35,508
Funds held for payroll customers	26,761	24,201
Receivables, net	124,044	122,613
Investments	1,132	1,119
Inventory	4,923	5,383
Prepaid expenses	3,431	3,478
Current tax asset	692	5,449
Current deferred tax assets, net	831	690

Total current assets	194,315	198,441
Capitalized customer acquisition costs, net	73,143	70,498
Deferred tax assets, net	3,187	3,878
Property and equipment, net	51,231	50,248
Goodwill	14,542	5,489
Deposits and other assets	1,619	635

Total assets	$338,037	$329,189

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$68,042	$49,798
Accounts payable	18,655	20,495
Deposits held for payroll customers	26,761	24,201
Current portion of accrued buyout liability	11,023	11,521
Merchant deposits and loss reserves	15,783	14,757
Accrued expenses and other liabilities	14,111	15,266

Total current liabilities	154,375	136,038
Reserve for unrecognized tax benefits	1,188	1,230
Long-term portion of accrued buyout liability	28,203	26,252

Total liabilities	183,766	163,520

Commitments and contingencies	—	—
Stockholders’ equity
Common Stock, $0.001 par value, 100,000,000 shares authorized, 37,311,009 and 39,804,322 shares issued at March 31, 2008 and December 31, 2007; 37,311,009 and 37,989,622 shares outstanding at March 31, 2008 and December 31, 2007	38	40
Additional paid-in capital	163,249	173,346
Accumulated other comprehensive loss	(300)	(62)
Retained earnings	(8,716)	36,729
Treasury stock, at cost (1,814,700 shares at December 31, 2007)	—	(44,384)

Total stockholders’ equity	$154,271	165,669

Total liabilities and stockholders’ equity	$338,037	$329,189

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities
Net income	$8,977	$6,852
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	12,522	10,062
Other depreciation and amortization	2,673	2,131
Addition to loss reserves	1,829	527
Provision for doubtful receivables	260	80
Stock-based compensation	404	389
Deferred taxes	498	(263)
Loss on investment	103	—
Other	2	—
Changes in operating assets and liabilities:
Increase in receivables	(1,240)	(4,723)
Decrease in inventory	591	188
Payment of signing bonuses, net	(11,433)	(9,488)
Increase in capitalized customer acquisition costs	(3,734)	(3,055)
Decrease (increase) in prepaid expenses	55	(173)
Decrease in current tax asset	4,775	4,380
(Increase) decrease in deposits and other assets	(11)	41
Excess tax benefits on options exercised under SFAS No. 123R	(254)	(1,951)
(Decrease) increase in reserve for unrecognized tax benefits	(43)	276
Increase in due to sponsor bank	18,244	4,755
(Decrease) increase in accounts payable	(2,108)	948
(Decrease) increase in accrued expenses and other liabilities	(1,650)	1,574
Decrease in merchant deposits and loss reserves	(807)	(1,051)
Payouts of accrued buyout liability	(1,209)	(2,229)
Increase in accrued buyout liability	2,663	3,384

Net cash provided by operating activities	31,107	12,654

Cash flows from investing activities
Purchase of investments	(25)	(32)
Maturities of investments	—	13
Increase in funds held for payroll customers	(2,617)	(6,233)
Increase in deposits held for payroll customers	2,560	6,251
Acquisition of business, net of cash acquired	(9,988)	—
Purchases of property and equipment	(3,438)	(5,708)

Net cash used in investing activities	(13,508)	(5,709)

Cash flows from financing activities
Proceeds from borrowings	20,000	—
Principal payments on borrowings and financing arrangements	(20,000)	(77)
Proceeds from exercise of stock options	806	2,385
Excess tax benefits on options exercised under SFAS No. 123R	254	1,951
Repurchase of common stock	(17,995)	(625)
Dividends paid on common stock	(3,356)	(1,874)

Net cash (used in) provided by financing activities	(20,291)	1,760

Net (decrease) increase in cash and cash equivalents	(2,692)	8,705
Effect of exchange rates on cash	(315)	—
Cash and cash equivalents at beginning of year	35,508	16,054

Cash and cash equivalents at end of period	$32,501	$24,759